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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

May 3, 2004
Date of Report (Date of earliest event reported)

Evergreen Resources, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-13171	84-0834147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 17th Street, Suite 1200
Denver, Colorado 80202
(Address of principal executive office)

(303) 298-8100
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

ITEM 5. Other Events and Regulation FD Disclosure.

        On May 4, 2004, Evergreen Resources, Inc. ("Evergreen") and Pioneer Natural Resources Company ("Pioneer") announced that they had entered into a definitive merger agreement (the "Merger Agreement") pursuant to which BC Merger Sub, Inc. ("Merger Sub"), a newly formed wholly-owned subsidiary of Pioneer, will be merged with and into Evergreen, resulting in Evergreen becoming a wholly-owned subsidiary of Pioneer.

        Under the Merger Agreement, each share of common stock, no par value, of Evergreen ("Evergreen Common Stock"), is entitled to receive $39.00 in value of consideration (based on Pioneer's last reported sale price of May 3, 2004, of $33.52 per share). The Evergreen Stockholders may elect among three types of consideration (the "Merger Consideration"): (1) 1.1635 shares of common stock, $.01 par value per share, of Pioneer ("Pioneer Common Stock"); (2) $39.00 in cash; or (3) 0.58175 shares of Pioneer Common Stock and $19.50 in cash. Evergreen Stockholders who do not make an election will receive 0.58175 shares of Pioneer Common Stock and $19.50 in cash. Each share of Pioneer Common Stock also includes a right (the "Rights") to purchase one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of Pioneer pursuant to the Rights Agreement dated as of July 20, 2001, between Pioneer and Continental Stock Transfer & Trust Company, as Rights Agent. The aggregate Merger Consideration paid to the Evergreen Stockholders will be 25 million shares of Pioneer Common Stock (with related Rights) and a total of $850 million in cash. Evergreen Stockholders who elect all stock consideration or all cash consideration will be subject to allocation of the stock and cash such that the aggregate amounts of stock and cash will be as set forth in the preceding sentence.

        In addition, Evergreen will seek to sell its Kansas assets before the closing date of the merger. Evergreen Stockholders also are entitled to receive an additional cash payment equal to the greater of (1) $.35 per share (approximately $15 million total) as consideration from Pioneer for the Kansas properties in the merger, or (2) the gross proceeds less transaction costs from the sale of the Kansas properties to a third party that closes before the closing date of the merger.

        In connection with the Merger Agreement, Pioneer will enter into a Non-Competition Agreement with Mark S. Sexton and Consulting and Non-Competition Agreements with Dennis R. Carlton and Kevin R. Collins. All three agreements prohibit such persons from competing against Pioneer in the Raton Basin for a period of one year after the merger.

        The proposed merger is subject to approval by the holders of a majority in interest of Evergreen's Common Stock, and the issuance of Pioneer Common Stock pursuant to the Merger Agreement is subject to approval by the holders of a majority in interest of Pioneer Common Stock. In addition, the proposed merger is subject to the listing of the shares of Pioneer Common Stock to be issued in the merger on the New York Stock Exchange, the clearance or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction of other customary closing conditions.

        The foregoing summary is qualified in its entirety by reference to the Merger Agreement, the press release announcing the proposed merger, the Non-Competition Agreement, and the Consulting and Non-Competition Agreements, which are attached as exhibits hereto and are incorporated herein by reference in their entirety.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

  (a)
  Not applicable.

  (b)
  Not applicable.

  (c)
  Exhibits.

  2.1
  Agreement and Plan of Merger dated as May 3, 2004 by and among Pioneer Natural Resources Company, BC Merger Sub, Inc. and Evergreen Resources, Inc.

  4.1
  Amendment No. 1 to Shareholder Rights Agreement dated as of May 3, 2004 between Evergreen Resources, Inc. and Computershare Trust Company, Inc., as Rights Agent.

  99.1
  Press release dated May 4, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN RESOURCES, INC.
By:	/s/ KEVIN R. COLLINS Kevin R. Collins Executive Vice President—Finance, Chief Financial Officer, Secretary and Treasurer

Date: May 5, 2004

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as May 3, 2004 by and among Pioneer Natural Resources Company, BC Merger Sub, Inc. and Evergreen Resources, Inc.
4.1	Amendment No. 1 to Shareholder Rights Agreement dated as of May 3, 2004 between Evergreen Resources, Inc. and Computershare Trust Company, Inc., as Rights Agent.
99.1	Press release dated May 4, 2004.

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SIGNATURES
EXHIBIT INDEX